Exhibit 10.1

AMENDMENT NO. 3
TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT (this “Amendment”) dated as of June 18, 2019 (the “Amendment Effective Date”), by and between Peter D. Aquino (“Executive”) and Internap Corporation, a Delaware corporation (the “Company,” and together with Executive, each, a “Party”, and collectively, the “Parties”).

WHEREAS, the Parties entered into an Employment Agreement, dated September 12, 2016, as previously amended by Amendment No. 1 dated November 14, 2017 and Amendment No. 2 dated March 16, 2018 (collectively, the “Agreement”); and

WHEREAS, the Executive and the Company wish to amend certain provisions of the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby agree as follows:

1.    Section 1.3(b) of the Agreement is deleted in its entirety and replaced with the following:

(b) Executive shall be entitled to the opportunity to earn annual calendar year performance bonuses, with a target cash bonus of 120% of Base Salary earned during a calendar year (“Target Bonus Amount”) in accordance with performance objectives recommended by the Compensation Committee and approved by the Board. Upon the recommendation of the Compensation Committee (in consultation with Executive) and the approval of the Board, the Executive will be able to achieve a maximum potential cash bonus of 200% of Base Salary for achievement of performance goals. All bonus payments shall be subject to deductions for required withholdings, including, without limitation, federal and state withholding taxes and social security taxes. The bonus shall be payable in the calendar year following the calendar year in which the performance objectives for such bonus are measured, but no later than April 15 of such year.

2.    Section 3.1(a) of the Agreement is deleted in its entirety and replaced with the following:

(a) Severance Pay. Subject to Sections 3.5 and ARTICLE IV, the Executive will receive Severance Pay in equal monthly installments payable over a twenty-four (24) month period, in accordance with the Company’s normal payroll schedule, beginning with the first such date that is at least sixty (60) days after the date of Executive’s Qualifying Termination (the “ Initial Payment Date ”), provided that the general release required pursuant to ARTICLE IV has been delivered to the Company and is fully executed and becomes irrevocable in accordance with its terms by the Initial Payment Date.

3.    Section 8.13 of the Agreement is deleted in its entirety and replaced with the following:

“Severance Pay” (a) in the event that Section 3.1 or 3.2 is applicable, means cash severance payments in an amount equal to two (2) times the sum of the Executive’s Base Salary as of Termination of Employment, plus Executive’s annual Target Bonus Amount under the Company’s STIP, or other applicable short-term bonus plan in effect as of Executive’s Termination of Employment.

4.    Except to the extent expressly modified or amended by this Amendment, all terms and provisions of the Agreement shall continue in full force and effect and shall remain enforceable and binding in accordance with their respective terms.

5.    This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date.

COMPANY:

INTERNAP CORPORATION

/s/ Gary Pfeiffer
Name: Gary Pfeiffer
Title: Chairman of the Board of Directors

EXECUTIVE:

/s/ Peter D. Aquino
Peter D. Aquino

Signature Page to Amendment No. 3 to Employment Agreement